AMENDMENT TO PRISM NON-EXCLUSIVE LICENSE AGREEMENT


This amendment dated April 18, 1997 ("the Amendment"), constitutes a modification in writing, subscribed to by each Party, of a certain PRISM NON-EXCLUSIVE LICENSE AGREEMENT dated September 19, 1996 between Nestor, Inc. and Applied Communications, Inc. ("the Agreement"), as provided in paragraph X I of the Agreement. Unless otherwise specified herein, all terms used in the Amendment shall have the same meanings as they have in the Agreement.

The following modifications are hereby made to the Agreement:

Paragraph  I.A.5 of the Agreement is amended to delete the  words
"make and" and the word "Related".

Paragraph I.A.6.(1) of the Agreement is amended to read "Licensee shall not deliver to any Intermediary any part of the Nestor
Software in source code, except as provided in Paragraph I.E."

Paragraph I.A.6.(iii) of the Agreement is amended to read "except
as   provided  in  paragraphs  I.A.5.  and  I.E.,  no   Unrelated
Intermediary   (as  hereinafter  defined)  shall  take   physical
possession of any copy,".

Paragraph I.B. of the Agreement is amended to add to the end of the first paragraph ", except as provided in Paragraph I.E."


Paragraph I of the Agreement is amended by adding a new paragraph
I E, as follows:

     "E. Licensee has annexed hereto a complete list of its Intermediaries, with full particulars of their locations and addresses. Licensee may disclose to any such Intermediary who is a sublicensee under this Agreement the source code described in paragraph I A 1, but only for the purpose of translation into foreign languages as permitted by paragraph I A 1 (ii), and provided that such Intermediary is bound by the terms of its sublicense to adhere to the all applicable provisions of this Agreement including, but not limited to, paragraph VII of this Agreement. Licensee shall guarantee to Nestor the performance by each such Intermediary of all such obligations, and Licensee further indemnifies and holds harmless Nestor against any all claims, losses, costs (including reasonable attorneys' fees) and direct or indirect damages arising from the use or disclosure by such Intermediary of the source code disclosed to it by Licensee. The foregoing shall only be deemed to permit Intermediaries to make copies of the Nestor Software for internal use for the limited purposes described in this paragraph I.E. In no event shall any Unrelated Intermediary have the right to deliver, disseminate, or otherwise transfer any part of the Nestor Software to any third party."

The first Paragraph of section IV.A. of the Agreement is amended in its entirety to read:

A. "Provided Licensee has promptly upon learning of a claim or action (but in any event with sufficient notice not to cause Nestor's loss of its right to defend) notified Nestor in writing of any claim or action in which it is alleged that the Nestor Software infringes (i) a United States issued patent, trade secret, or copyright, or (ii) a foreign patent or copyright and Licensee, at no cost to Nestor (except for reasonable out-of-pocket expenses), fully cooperates with Nestor in such settlement or defense, then Nestor shall take sole control of the settlement of such claim and the defense of any litigation resulting solely therefrom and shall be responsible for the costs of such defense and will indemnify and hold Licensee harmless from the cost of any settlement or judgment resulting solely therefrom."


The second Paragraph of section IV.A. of the Agreement is amended to delete the phrase "(whether or not Nestor assumes control of the defense or settlement thereof)".

Paragraph V.B. of the Agreement is amended to read as follows:

     "B. Nestor warrants that no claim has been made by any third party that the Nestor Software infringes any United States issued patent, trade secret, or copyright of any such third party. Nestor warrants that it knows of no claim by any third party that the Nestor Software infringes any foreign patent, copyright or trade secret of such third party. Nestor warrants that, for a period of ninety (90) days after each installation, (a) PRISM as defined in the Schedule, shall substantially conform to the document titled, Prism Functional Description, which is annexed hereto solely for the purpose of listing such functions, (b) any other portion of the Nestor Software developed by Nestor shall substantially conform to the functional description of such software agreed to by the parties; provided, however, that such warranty shall be voided in its entirety if Licensee shall have made any functional modification to the Nestor Software or shall have installed the Nestor Software in a manner not in accordance with an installation guide to be mutually agreed upon by the Parties."

Paragraph VIII A of the Agreement is amended in its entirety to read:

     "A.   During  the term of this Agreement, and  provided
     that Licensee is then and always has been in full compliance with all of the terms and conditions of this Agreement (except for breaches which have been fully and timely cured), Nestor shall provide to Licensee such services related to the use and installation of the Nestor Software as are described in the Nestor document titled PRISM Software and Client Support (excluding the Installation Program described therein), a specimen of which is attached to this Agreement. Nestor will use reasonable commercial efforts to furnish such maintenance support. If Licensee deems the aforementioned level of support, or Nestor's support staffing, to be inadequate, Licensee may request that Nestor secure and maintain additional support staff, all at Licensee's expense, and Nestor will use its best efforts to do so. Such request by Licensee shall entail a commitment by Licensee to reimburse Nestor for all costs and expenses related to securing and maintaining such additional staff for a period of not less than two years. Such commitment, if made, shall survive any termination or expiration of this Agreement for the balance of the commitment."

Paragraph IX of the Agreement is amended to insert the following after the third sentence thereof:

     "Notwithstanding the foregoing, Licensee shall be permitted to deliver to any Sublicensee such source code delivered out of escrow as shall be necessary to permit such Sublicensee to maintain the Subject Products, namely, (i) source code to the analytical workflow model known as the PRISM Analysis/Review System and (ii) source code to the user and data input/output interfaces that link to the PRISM Scoring System in order to update or to modify existing scoring models or to create new scoring models. It is understood and agreed that such source code shall only be delivered to Sublicensees who are bound by terms of their sublicenses that are substantially similar to the provisions of paragraph VII of this Agreement. Licensee indemnifies and holds harmless Nestor against any all claims, losses, costs (including reasonable attorneys'
     fees) and direct or indirect damages arising from the use or disclosure by such Intermediary of the source code disclosed to it by Licensee. Licensee's right to obtain source code shall constitute Licensee's exclusive remedy and Nestor's exclusive liability for the failure of Nestor or any successor to Nestor to provide the technical support contemplated by this Agreement."


The Schedule to the Agreement is amended in its entirety to read as follows:


                            SCHEDULE

Nestor Software:

"Nestor Software" shall mean Master Copies of PRISMT, adapted to function in conjunction with those products marketed by Licensee and known as Base24 and Trans24 or in conjunction with any environment for which Nestor generally offers PRISM. PRISM currently consists of a credit-card fraud-scoring model ("PRISM Scoring System") and an analytical workflow model ("PRISM Analysis/Review System"). The Prism Scoring System runs in batch mode on Tandem NSK computers and under the UNIX and MVS operating systems, and will accept standardized inputs defined by a document titled Base24 PRISM Data Interface dated as of August 15, 1996. The PRISM Analysis/Review System runs on personal computers under Windows NT. As used in this Agreement, the Master Copy adapted to function in conjunction with Base24 on a Tandem computer is sometimes referred to as the "Base24 Master Copy"; the Master Copy adapted to function with Trans24 under UNIX or MVS is sometimes referred to as the "Trans24 Master Copy"; and the Master Copy adapted to function in a fault-tolerant mode with Trans24 under UNIX is sometimes referred to as the "Trans24 Fault-tolerant Master Copy". The Trans24 Fault-tolerant Master Copy contains calls to object-code modules of a database management system known as "Kala", which modules
Licensee will obtain directly from their owner and will deliver to those sublicensees requiring fault-tolerant Subject Products.

It is understood that the Nestor Software shall include any bankruptcy-prediction model and any other financial-risk-assessment model that is (i) developed by Nestor during the term of this Agreement, (ii) generally offered by Nestor to third parties, (iii) applicable within the Field of Use, as hereinafter defined, and (iv) may be legally delivered by Nestor. Unless such model has been developed at the request of Licensee, Nestor shall not be reimbursed by Licensee for any development cost but only for the cost of using reasonable commercial efforts to adapt or modify such model to function under Base24 or Trans24. Notwithstanding the foregoing, it is understood that Nestor will use reasonable commercial efforts, at Licensee's expense, to extend the scope of the Nestor Software to include any or all of
(i) a debit-card fraud-scoring model, (ii) a retail-merchant and private-label fraud-scoring model, (iii) a third-party-processor fraud-detection model, and (iv) a "Trans24 Interface", which will be an interface between the PRISM Scoring System and Licensee's Trans24 product running under the UNIX or MVS operating systems. The Trans24 Interface will be developed by Nestor in accordance with specifications to be mutually agreed between the Parties, and will accept authorization data and master-file data from a "Neural Network Interface" to be developed by Licensee, which Neural Network Interface will convert authorization data generated by a Trans24 system to a format acceptable by PRISM. The Trans24 Interface and the Neural Network Interface, when developed, shall, together with their counterparts in the interface between PRISM and Licensee's Base24 product, be deemed to be included within the meaning of the term "Nestor Software" for the purpose of determining the Royalty Base. Neither party may deliver any such interface product in its entirety except for use in conjunction with PRISM and Base24 or Trans24 by (a)
Intermediaries of Licensee approved in advance by Nestor or (b) end-users. If Licensee delivers the interface to a customer to whom it has or will sublicense the Nestor Software, all amounts received for such interface will be deemed part of the Earned Royalty Base. Subject to the foregoing, neither Party will owe the other Party any amount or be entitled to any credit, for authorized deliveries of such interface products. Notwithstanding the foregoing, either Party may use for any purpose the portion of the interface that such party developed without any obligation to account to the other Party, provided that such use does not result in any use or disclosure of the other Party's confidential information or other intellectual property. All other extensions of the Nestor Software, including without limitation the extensions described in (i), (ii) and
(iii) of this paragraph, shall be and remain the property of Nestor.

Prior  to  the first commercial use of any version of the  Neural
Network Interface, Licensee shall deliver to Nestor a source-code copy of such version, together with all related documentation.

The portion of the Nestor Software which is to be delivered in source code is the (i) Application Program Interface and Visual Basic code needed to integrate PRISM within Base24, and (ii) the PRISM Analysis Review System. All of the remainder of the Nestor Software is to be delivered in object code.

Licensee or each sublicensee shall be required to obtain licensed copies of third-party software specified in the System
Requirements document annexed to this Agreement including, without thereby limiting, Windows NT, Atlas GIS and, for UNIX-based systems, Kala database-management software for use with Trans24 Fault-tolerant Subject Products.

Subject Products:

"Subject Products" shall mean (a) computer software and hardware consisting of the products marketed by Licensee known as Base24 (Tandem NSK operating system) and Trans24 (UNIX or MVS) systems,
(i) with which Licensee shall have integrated, at the time of installation, the object-code portions of the Nestor Software or
(ii) if previously installed, to which the object-code portions of the Nestor Software are added pursuant to this Agreement, (b) any other product or service of Licensee into which the Nestor Software is integrated or with which the Nestor Software is sold, and (c), if Licensee licenses the Nestor Software standing alone and not substantially at the same time as any other product or service, the Nestor Software.


Field-of-Use:

The term "Field-of-Use" shall mean credit- and debit-card fraud detection and other forms of financial-risk assessment, by commercial banks, retail merchant organizations, and only those entities identified as "Approved Processing Entities" that provide such services to retail merchants or commercial banks.

Approved Processing Entities:

Licensee has furnished to Nestor a copy of its customer list, which is attached to this Agreement, on which Nestor has indicated processors who are not approved. All other customers of Licensee on such list who may be processors are Approved Processing Entities and are included in the Field-of-Use. The name of any customer or prospective customer of Licensee who is a processor and is not so approved must be submitted to Nestor for such approval and inclusion, at Nestor's sole discretion, in the Field-of-Use.

Royalties:

Initial Royalty:

Licensee shall pay to Nestor, upon the execution of this Amendment, a non-refundable Initial Royalty in the amount of $2,000,000, which Initial Royalty shall not be credited against any other amount owed or to be owed by Licensee to Nestor pursuant to the Agreement.

Earned Royalties:

Licensee  shall  pay  to Nestor the greater of  (i)  the  Minimum
Earned  Royalties  or (ii) the product of the applicable  Royalty
Rate times the Royalty Base, all of which are set forth below in this Schedule.

Earned Royalty Base:

The following revenues received from sublicenses, whether by Licensee or Related Intermediaries, directly or indirectly in connection with the installation, delivery and use of Subject Products shall constitute the Royalty Base: all fees of any nature whatsoever arising from a Sublicense of the Nestor Software, including without limitation (i) initial license fees (including license fees charged by Licensee for the Nestor Software and for software that interfaces the Nestor Software with the remainder of any Subject Product, and installation fees to the extent that such fees exceed Licensee's normal charges for engineering services), (ii) maintenance fees, and (iii) use fees. If any portion of such revenue is withheld for income-tax purposes, the Earned Royalty Base will be include the gross amount of revenues without regard to such withholding.

Any amount paid to Nestor by Licensee or any sublicensee for engineering or consulting services, including without thereby limiting amounts paid to Nestor for installation, modeling, or modification of the Nestor Software, shall be excluded from the Royalty Base.

Earned Royalty Rate:

The  Royalty Rate to be applied in the calculation of any  Earned
Royalty  shall be [SEEKING CONFIDENTIAL TREATMENT] of the  Earned
Royalty Base.

Minimum Earned Royalties:

In no event shall Earned Royalties payable by Licensee to Nestor with respect to any Sublicense be less than the following:






                                                Minimum Earned
               Royalty Base                        Royalty

Initial license fee for sublicensee having         [SEEKING
fewer than [SEEKING CONFIDENTIAL                 CONFIDENTIAL
TREATMENT]total accounts                          TREATMENT]

Initial license fee for sublicensee having         [SEEKING
more than [SEEKING CONFIDENTIAL                  CONFIDENTIAL
TREATMENT]and up to [SEEKING CONFIDENTIAL         TREATMENT]
TREATMENT]total accounts

Initial license fee for sublicensee having         [SEEKING
more than [SEEKING CONFIDENTIAL TREATMENT]       CONFIDENTIAL
total accounts                                    TREATMENT]

Use fees                                           [SEEKING
                                                 CONFIDENTIAL
                                                  TREATMENT]

For the purposes of calculating Minimum Earned Royalties, the term "active account" shall mean any cardholder account of sublicensee (or, in the case of a sublicensed processor, that is processed by sublicensee) that had a positive balance or at least one transaction (whether a charge or a payment) or posting or authorization during the twelve (12) months preceding (i) the execution of the relevant Sublicense in the case of initial license fees, and (ii) each anniversary of the term of the Sublicense in the case of use fees.

Quota

Notwithstanding the foregoing, commencing on the first day of the sixth year following execution of this Amendment, Licensee shall pay to Nestor during each Year of this Agreement aggregate royalties of not less than [SEEKING CONFIDENTIAL TREATMENT]. If Earned Royalties payable during any Year of this Agreement shall aggregate less than [SEEKING CONFIDENTIAL TREATMENT], Licensee may elect to pay the difference between such Earned Royalties and [SEEKING CONFIDENTIAL TREATMENT]. If Licensee elects not to pay such difference to Nestor when due, Nestor may at its option terminate the License and this Agreement forthwith.

Credits

Earned Royalties paid by Licensee to Nestor during any Year of this Agreement shall be credited toward the Quota for such Year of this Agreement.

Exceptions to Earned Royalty Rates:

Any copy of the Nestor Software that is (i) installed at an office of Licensee or any of its subsidiaries solely for the purpose of demonstrating the Nestor Software, (ii) not used as a production system, and (iii) does not entail any charge to third parties for its use, shall not be subject to the Minimum Earned Royalty set forth above.


Engineering and Modeling Fees:

Licensee shall pay to Nestor fees for model development and other engineering in accordance with the following fee schedule:

     for model development, [SEEKING CONFIDENTIAL TREATMENT] per person-day; and

     for other engineering or consulting, [SEEKING CONFIDENTIAL
TREATMENT] per person-day.

If Licensee requests that Nestor develop any new model, the foregoing modeling fees shall apply:

                       Model                             Fee

Bank credit-card fraud model for use by sublicensee  [SEEKING
with fewer than [SEEKING CONFIDENTIAL TREATMENT]     CONFIDENTIAL
total accounts                                       TREATMENT]

Bank credit-card fraud model for use by sublicensee  [SEEKING with more than [SEEKING CONFIDENTIAL TREATMENT] and  CONFIDENTIAL
fewer than [SEEKING CONFIDENTIAL TREATMENT] total    TREATMENT]
accounts

Bank credit-card fraud model for use by sublicensee  to be
with more than [SEEKING CONFIDENTIAL TREATMENT]      negotiated
total accounts

Bank debit-card fraud model or retail-merchant       [SEEKING
fraud model for sublicensee with fewer than          CONFIDENTIAL
[SEEKING CONFIDENTIAL TREATMENT] total accounts      TREATMENT]

Bank debit-card fraud model or retail-merchant
fraud model for sublicensee with [SEEKING            to be
CONFIDENTIAL TREATMENT] or more total accounts       negotiated


Payment Terms:

Earned Royalties related to Initial License Fees and installation of the Nestor Software shall be paid no later than the earliest of (i) (30) days of receipt of the related Earned Royalty Base by Licensee or any Intermediary, (ii) sixty (60) days from acceptance by the relevant sublicensee of the Subject Product, or
(iii) 120 days from the date of execution of the relevant Sublicense, except for the first two Sublicenses entered into by Licensee, for which the applicable period in this clause (iii) shall be 150 days. Earned Royalties relating to Use Fees shall be payable the earliest of (i) thirty (30) days from receipt by Licensee or any Intermediary, (ii) thirty (30) days from the date on which payment of such use fee by the relevant sublicensee shall be due, or (iii) sixty (60) days after the commencement of the period to which such use fees apply.

Cost-of-Living Adjustments:

All royalties, engineering and modeling fees, any other amount payable by Licensee to Nestor, and any other amount expressed in this Agreement as a dollar rate or absolute dollar amount shall be adjusted during each Year of this Agreement beginning with the first anniversary date of the execution of this Agreement in proportion to increases in the Consumer Price Index from year to year during the term of this Agreement. For any Year of this Agreement in which the Consumer Price Index has increased over the preceding Year of this Agreement, such increase shall be calculated by multiplying each such dollar rate or absolute amount then in effect by the most recently published Consumer
Price Index as at such anniversary date and dividing the resulting product by the Consumer Price Index as at the preceding anniversary date of execution of this Agreement or, in the case of the first anniversary of the execution of this Agreement, dividing the resulting product by the Consumer Price Index as at the date of execution of this Agreement.

For purposes of Paragraph VI. of the Agreement, the commencement of the initial term of the Agreement will be the date of this Amendment.

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:


APPLIED COMMUNICATIONS,INC.     NESTOR, INC.



By:  /s/David Stokes            By:  /s/ Nigel P. Hebborn

Title: General Counsel &        Title:  Chief Financial Officer
         Secretary